UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 12, 2015

KBS STRATEGIC OPPORTUNITY REIT II, INC.
(Exact Name of Registrant as Specified in Its Charter)
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Maryland	000-55424	46-2822978
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	I.R.S. Employer Identification No.

800 Newport Center Drive, Suite 700
Newport Beach, California 92660
(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
Q&C Hotel
On October 12, 2015, KBS Strategic Opportunity REIT II, Inc., (the “Company”), through a joint venture (the “Q&C Hotel Joint Venture”) between the Company’s indirect wholly owned subsidiary and EH Q&C, LLC (the “JV Partner”), entered into a purchase and sale agreement with AGRE NV Q&C Property Owner LLC to acquire a 196-room hotel in New Orleans, Louisiana (the “Q&C Hotel”). Neither the JV Partner nor the seller is affiliated with the Company or KBS Capital Advisors LLC, the Company’s external advisor.  The contractual purchase price of the Q&C Hotel is $51.2 million plus closing costs.
The Company owns a 90% equity interest in the Q&C Hotel Joint Venture. The JV Partner is the managing member of the joint venture; however, its authority is limited, as the Company must give approval of major decisions involving the business of the joint venture or the Q&C Hotel and its operations, in the manner set forth in the joint venture agreement. Income, losses and distributions are generally allocated based on the members’ respective equity interests, subject to adjustments based on certain performance thresholds set forth in the joint venture agreement. Additionally, in certain circumstances described in the joint venture agreement, the Company and the JV Partner may be required to make additional capital contributions to the joint venture, in proportion to the members’ respective equity interests.
The Q&C Hotel Joint Venture intends to fund the acquisition of the Q&C Hotel with capital contributions from its members and with proceeds from a mortgage loan. The joint venture is currently negotiating the terms of the mortgage loan. The Company intends to fund its contribution to the joint venture with proceeds from its now terminated private offering and its ongoing initial public offering.
Pursuant to the purchase and sale agreement, the Q&C Hotel Joint Venture would be obligated to purchase the property only after satisfaction of agreed-upon closing conditions.  Additionally, the acquisition of the property is subject to the approval of the Company's board of directors prior to the expiration of the 30-day due diligence period. There can be no assurance that the joint venture will complete the acquisition. In some circumstances, if the joint venture fails to complete the acquisition after the expiration of the due diligence period, it may forfeit up to $2.0 million.
If the joint venture completes this acquisition, the hotel will be leased to an indirect wholly owned subsidiary of the Company, as the lessee, under a separate hotel lease agreement between the lessee and the joint venture. The Company expects the lease will provide for annual base rent and percentage rent. In addition, if the acquisition is completed, the lessee will enter into a hotel management agreement with an affiliate of the JV Partner. The manager will be responsible for managing and supervising the daily operations of the hotel and for the collection of revenues for the benefit of the lessee.
The Q&C Hotel was built in 1913 and completely renovated in 2014.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS STRATEGIC OPPORTUNITY REIT II, INC.

Dated: October 15, 2015	BY:	/s/ Jeffrey K. Waldvogel
Jeffrey K. Waldvogel
Chief Financial Officer, Treasurer and Secretary